CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement File Nos. 2-53663, 2-53578, 33-7471, 33-22417, 33-37924, 33-39660, 33-57898, 33-55607, 33-58939, 33-58943, 333-14769,
333-21277,  333-21285 and 333-41359 of our report dated November 26, 1999 on our audit of the combined balance sheet of SB Tools SARL and subsidiaries (the "Company") as of September 30, 1999 included in this Form 8K/A. It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 1999 or performed any audit procedures subsequent to the date of our report.


/s/ KPMG                                     /s/ ARTHUR ANDERSEN

Ake Nasman                                   Lars Svantemark
Authorized Public Accountant                 Authorized Public Accountant
KPMG                                         Arthur Andersen



Stockholm, Sweden
January 18, 2000